Exhibit 99.1
Slide 1
DICK HIPPLE:
In a moment, John Grampa, Senior Vice President of Finance and CFO, will provide a recap of 2008 and an update on both our first quarter and the outlook for 2009. I will wrap up by focusing on our plans and the outlook for the company.
Let me begin by thanking all of you for coming today ... and especially those of you who are shareholders. I would also like to thank my fellow Brush employees for their dedication, urgency and understanding throughout what has become the most turbulent global environment faced in our working memories. The global economic crisis and the resulting downturn in a number of our markets have challenged us with a swiftness and severity no one could have predicted even a year ago.
As the recession continues, we are clearly feeling its impact. Our first quarter results, announced last week, were sharply lower than the same period of 2008.

Slide 2
While we cannot discount the seriousness of the present situation, we are buffeted by a number of underlying strengths. These include our ability to focus on our core values of safety, a passion for serving the customer and a bench deep in new product development. We can also point to our record of weathering challenges over our 78-year history, a milestone that few U.S. companies and even fewer materials companies can stake their claim to.

Slide 3
Several years ago at this same meeting I explained that the company’s strategy was to grow organically and through acquisitions, while broadening our technology and market breadth ... and maintaining a strong balance sheet and liquidity. This strategy served a dual purpose: first, it was to reposition the company for more sustainable and profitable growth, both organically and by way of acquisition. Second, now fortuitous, was to build a stronger foundation to both support this growth as well weather a downturn should one occur.

Slide 4
Over the past six months, our strategic repositioning and contingency planning have been tested with little warning. In a period of only 90 days, we were confronted with a widespread drop in demand of up to 40% to 60% from customers in the consumer electronics, oil and gas, automotive, and commercial aerospace markets We have been able to navigate through this extraordinary period aided by significant cost reductions initiated in late 2008 and carried into this year, as well as by the strength of our balance sheet and credit flexibility.
As we took the necessary actions on cost, we have also focused intensely on growth. Here again, we see a changing environment with significant opportunities surfacing in the medical, energy and aerospace markets... along with our traditional consumer electronics, telecom, oil and gas, and transportation markets. As I will elaborate after John’s presentation, the acquisitions we made during the last several years are strongly contributing to both earnings and our growth opportunities. In fact, our strongest sales and markets during the downturn have been those served by our acquisitions.

Slide 5
Outside of the broader recessionary impact, our magnetic media business negatively affected our results in 2008. Sales of targets manufactured from ruthenium and other materials for media applications in the data storage market declined 93% in 2008 from the high levels seen in 2007. This decline was due to quality issues, a material specification change at a major customer, lower metal prices, softer market conditions particularly late in the year, and a growing trend towards customer-supplied material on a toll basis. As for the material specification change, we have now been re-qualified at several customers. Beginning in the first quarter of 2009, we have resumed shipping production targets. The volumes, however, are small, given the market’s weakness due to the macro economic situation, and our challenges to regain market shares.

Slide 6
One of the ways we are earning our way back into this market is with a new product for data storage branded as EcoRu™. This is a unique physical vapor deposition offering that provides a cost-efficient ruthenium solution for customers by replenishing spent sputtering targets back into new targets, without the need for recycling and refining.

Slide 7
We are obviously disappointed in our overall 2008 performance and the loss of the momentum in our results ... however, we are confident of an even better Brush Engineered Materials once world markets recover. After John Grampa completes his financial review, I will outline our future direction.
Now I will turn the podium over to John.
JOHN GRAMPA:
Thank you Dick! And, good morning everyone!
I’ll review our financial performance, beginning with a recap of 2008, followed by a review of how things look for 2009.
Then Dick will return and review some of our more important strategies and plans for the longer term.
Let’s begin.

Slide 8
As 2008 began, we were encouraged. A number of positive factors had come together for us in 2007, and we had been making excellent progress through solid execution in a number of very important areas.
Key was the growth, and the quality of our balance sheet. Our markets were offering solid organic growth opportunities as the year began, just as they had over the previous five years. We were positioned to be able to take full advantage of those opportunities due to the success of our new product introductions, our international expansion initiatives, our manufacturing excellence programs, our acquisitions and the flexibility that our strong balance sheet offered.

Slide 9
And our earnings were at record levels. Both on a reported, or GAAP basis and excluding specific gains that were not expected to repeat. However, as we all know, the Company, like others, faced an unprecedented set of challenges during the second half of the year, which affected our performance and slowed the momentum demonstrated by our results of the past few years.

Slide 10
We began to experience a significant global decline in business levels beginning late in the third quarter. The decline affected most of our markets, but especially the consumer electronics oriented markets. Fourth quarter sales and earnings were impacted by weaker demand brought on by the global financial crisis and the related economic downturn. Additionally, as Dick has already noted, our sales to the hard disk drive market were significantly lower as compared to 2007 levels.

Slide 11
The Company entered the downturn stronger than when we last encountered tough market conditions, back in 2001. Coming into the downturn, our balance sheet was stronger, our markets more diverse, our scale larger and the opportunities for growth greater.

Slide 12
Nonetheless, the turbulent financial and economic conditions that surfaced in late 2008 and the resulting decline in consumer spending did place significant pressure on most of our markets, our customers and our Company. As a result, we did not meet the growth in sales and earnings we had expected for the year.

Slide 13
For the year, sales were at the $910 million level, a decrease of 5% compared to approximately $956 million in 2007. Our international sales declined by almost $100 million due to the issues in the hard disk drive media market that Dick explained earlier.

Slide 14
Stronger sales to the wireless, medical, solar, oil and gas, and undersea markets helped to offset the decline in media sales. Metal price changes that were passed on to customers, increased sales by about 5 percentage points, making the real decline in sales about 10% compared to 2007. The lower shipments to the media market negatively affected sales by close to $142 million, or 15% compared to 2007. Excluding the impact of the metal price increases that were passed on to customers and the influence of the change in shipments to the media market, our other businesses actually grew by a combined 5% in 2008.

Slide 15
The revenue decline drove a decline in earnings. Net income for the year was about $18.0 million, or $0.89 a share, compared to $53.0 million, or $2.59 a share, in 2007.
The results for both years included items that are not expected to recur. In 2008, we recorded a non-cash charge of approximately $0.50 a share, related to an adjustment in the carrying value of our inventory of ruthenium, a key raw material related to our media market products.
The results for 2007 included a favorable litigation settlement that resulted in a gain, of $0.27 a share. Also in 2007, the Company reported a sizable benefit from the sale of ruthenium that had been purchased in 2006 at a much lower cost. This benefit in 2007 was approximately $0.70 a share after tax.
Net of these factors and other less significant factors, the Company reported an operating run rate of $1.44 a share in 2008, compared to $1.70 a share in 2007, $1.38 in 2006 and $.62 in 2005.

Slide 16
Just as we’ve seen in each of the previous five years, the Company’s balance sheet and credit capacity continued to strengthen in 2008 as cash flow from operations remained strong. Following an increase in debt in the first quarter to support the $86.1 million acquisition of Techni-Met, cash generated in the second, third and fourth quarters of the year resulted in a debt increase of just $6.3 million for the year. The Company’s debt to capital ratio at the end of the year was approximately 11%. We entered 2008 having increased our precious metal consignment lines by $96 million to over $200 million and our revolving credit agreement by $115 million to $240 million, adding both financing capacity and significant flexibility. Our timing couldn’t have been better.
The impact of the years cash flow and the actions taken to add to our credit lines cannot be understated. Collectively, these increase both our financing capacity and our financial flexibility which in turn support and allow us to effectively operate in this severe economic environment, as well as take full advantage of growth opportunities we may be presented with.

Slide 17
In summary, while we did not meet the growth in sales and earnings we had expected for the year 2008, we are optimistic due to the significant and ongoing success across a number of fronts. In 2008, we:
•	Generated new revenues and synergies from our acquisitions and investments,

•	Expanded our international foothold further,

•	Developed new products and penetrated new markets that improve lives, conserve energy and benefit the environment,

•	Launched a number of cost and margin improvement initiatives, and
•	Further strengthened our financial position and liquidity.

Slide 18
As the fourth quarter of 2008 unfolded and as we entered 2009, we found that we needed to respond quickly and effectively to the challenging and dynamic market conditions that we were facing. Our priorities were to reduce costs significantly while pressing on with initiatives to create new revenue streams and extend our market positions.

Slide 19
On the cost front, we have taken and, if necessary, will continue to take prudent steps across the Company. This included initially reducing headcount globally by approximately 12% since the end of the third quarter of 2008. The Company also implemented pay freezes, reduced work hours, suspended a portion of the 401k match, reduced discretionary spending and supplier costs, and deferred lower priority initiatives.

Slide 20
Most recently the Company has implemented additional cost reduction measures. These include additional employment reductions bringing the total employment reduction to approximately 17%. And, the salaries of the senior executives of the Company as well as the annual cash retainer fees of the Company’s Board of Directors have been reduced by 10%. In addition, the salaries of other senior managers have been reduced by 7% and the remaining Company matching contribution to the 401k has been suspended.

Slide 21
In addition, working capital is being diligently managed and targeted capital spending deferrals are being implemented to ensure that the Company’s balance sheet remains healthy.
The Company believes that the result of these initiatives is a leaner, more efficient operating structure. The working capital and capital spending reductions are yielding cash benefits. The cost reduction initiatives have had a favorable impact on results to date and are expected to result in more clearly visible benefits in the second quarter of 2009. While the scale of these initiatives is sizable, the Company is taking care to not disrupt investment in the pipeline of new products that will help during the difficult macroeconomic environment of 2009 and provide solid growth opportunities for 2010 and beyond. Dick will review these in more depth in a moment.

Slide 22
Broadly speaking, as the year 2009 has progressed to this point, our markets appear to have bottomed. While we cannot in this environment say that anything is certain, we are seeing increasing order entry patterns in many of our markets. While we are cautious and guarded, we are not seeing any significant signs of further weakness at this time, rather we’re seeing improved order entry, especially from the consumer oriented markets.
While the revenue level for the first quarter was weak and the Company reported a loss, the Company still expects revenue levels and operating results to improve as the year progresses. And at this time, we do expect to be profitable in the second half of this year.
Thank you!
Dick!

Slide 23
DICK HIPPLE:
Thank you, John.

Slide 24
Throughout 2008, and into this year, we have leveraged our traditional businesses and advanced technology platforms for new penetration into high growth markets, offsetting in part, softer demand in other markets.
Through intelligent investments and acquisitions, we expanded our operations and broadened our reach worldwide. And, by applying the complementary capabilities of our acquisitions with our existing operations and the unique enabling properties of our materials, we have created powerful new synergies that extend our product offering, and diversify our foundation for future growth.

Slide 25
Our early 2008 acquisition of Techni-Met, Inc. has significantly expanded our foothold in the medical market, particularly in the area of glucose testing for diabetes. What’s more, Techni-Met’s proprietary coating technologies are being extended into a broad range of new and growing value-added market applications such as solar photovoltaic cells, and computer and portable system displays utilizing organic light-emitting diode, or LED, technology.

Slide 26
Two of our recent acquisitions, Thin Film Technology, Inc., or TFT, and CERAC are also partnering to offer the filter and optical coating materials critical to a wide range of prisms, mirrors and optical devices for laser and infrared applications in the medical and defense markets. TFT is also expanding its reach in the medical market through glucose testing for portable diabetes testing devices.
The materials and capabilities of Techni-Met, CERAC and TFT are key to our ability to lever the opportunities offered by the medical, solar and defense markets.
Just as we targeted growth in the medical market several years ago, we are now aggressively pursuing enabling material opportunities in numerous areas of energy efficiency in the solar, battery and traditional carbon fuel markets.

Slide 27
A number of our businesses, including Williams Advanced Materials, Alloy Products, Technical Materials, Inc. and Brush Ceramic Products participate in many of the evolving thin film and concentrator technologies that are critical to the manufacture and eventual mass scale production of various solar photovoltaic cells. We are targeting this area to be a substantial part of our business over the next several years.

Slide 28
Additionally, Technical Materials, Inc. has partnered with a number of customers to advance the adoption of lithium ion batteries for hybrid electric vehicles and plug-in electric vehicles by helping to overcome the interconnect challenges between battery cells. TMI has also developed unique interconnect technology for the fabrication of hydrogen fuel cells.

Slide 29
In reaching beyond defense and aerospace, Beryllium Products has continued to gain ground in the global search for clean energy. Most recently, a specialty grade of our beryllium metal has been specified into the inner wall of the $7 billion International Thermonuclear Experimental Reactor. This fusion test reactor is now under construction in France.
Also, research is underway to understand where beryllium materials could be effectively utilized for nuclear fission and commercial reactors.

Slide 30
Other areas of expected growth include:
•	Advanced materials for high-intensity LEDs from Williams Advanced Materials. LEDs are expected to play a big role in the global pursuit of lowering energy usage in common lighting systems.

•	Our Beryllium Products group is producing high-end speaker assemblies made from beryllium foil. Beryllium has been found to have the best acoustical properties for high frequency sounds by significantly minimizing sound distortion in the vocal range. We plan to extend this technology into high-end applications, such as IMAX theaters and concert halls.

•	Finally, we are also pursuing a potential breakthrough for our ToughMet® alloy for high volume bearing applications in on-highway diesel engines and alternative-fueled electrical generators.
All of this is to say that as we fight our way through the current difficult market conditions we can also look ahead and be excited about our evolving opportunities and our roadmap for the future.

Slide 31
At this juncture, it also appears that the first quarter of 2009 will be the low point of this recessionary cycle, driven by a rapid inventory correction from the fourth quarter downturn. We have begun to see our order entry rate pick up at the beginning of the second quarter. Although we do not expect a robust economy to unfold in the near term, we would expect sales volume to modestly increase as inventories are adjusted and the global stimulus programs begin to have impact. As sales begin to recover, driven by our new products and a modest economic recovery from inventory liquidation ... and we begin to see the full impact of our rapid cost reductions ... we expect our results to improve from the very disappointing performance of the first quarter.
Over the past year, we have made two significant additions to our Board of Directors. In 2008 we were fortunate to have Craig Shular, Chairman, Chief Executive Officer and President of GrafTech International Ltd., join our Board, and early this year, we also welcomed Vinod Khilnani, President and Chief Executive Officer of CTS Corporation, to the Board. Both of these corporate leaders bring extensive general management experience, financial expertise and a firsthand global perspective that is invaluable to the Company.
Further, we strengthened our senior management team during the year with the promotion of Glenn Maxwell to President of Alloy Products. Glenn previously served as Vice President, Operations for Alloy, and has made many contributions to our business since joining Brush in 2001.
In conclusion, I believe the combination of our sound strategy, terrific high performance materials, favorable long-term market prospects, and a motivated, talented employee team will deliver critical value to our customers and, in turn, long term shareholder value.
Great companies never stop changing. They never stop striving to be better, in good or challenging times. We are a great company with an exciting journey ahead.
I would like to extend my appreciation to all Brush employees for their resolve to deal with just about any challenge confronting the Company, to our Board of Directors whose guidance, support and dedication have been critical to our progress, and to you, our shareholders, for your investment in the Company and the people of Brush Engineered Materials.
Thank you very much.

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